Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated May 21, 2013 with respect to the shares of Common Stock of Petro River Oil Corp., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: May 21, 2013	South Ferry Building Company L.P.

	By:	/s/ Morris Wolfson
		Name:	Morris Wolfson
		Title:	Portfolio Manager

/s/ Abraham Wolfson
Abraham Wolfson

/s/ Aaron Wolfson
Aaron Wolfson

/s/ Morris Wolfson
Morris Wolfson